                                                                    Exhibit 2(a)



                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               US DIAGNOSTIC INC.,

                            AH IMAGING CENTER, INC.,

                          FREMONT IMAGING CENTER, INC.,

                             MEDITEK-BROWARD, INC.,

                        MEDITEK PALM BEACH GARDENS, INC.

                               MICA CAL III, INC.,

                                MICA CAL IV INC.,

                          MODESTO IMAGING CENTER, INC.,

                       ORANGE PARK DIAGNOSTIC CENTER INC.,

                             SALISBURY IMAGING INC.,

                  SAN FRANCISCO MAGNETIC RESONANCE CENTER INC.,

                        WESTLAKE DIAGNOSTIC CENTER, INC.,

                     COMPREHENSIVE DIAGNOSTIC IMAGING, INC.

                                       AND

                       COMPREHENSIVE MEDICAL IMAGING, INC.

                               DATED JULY 25, 2000

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT is dated this 25th day of July, 2000 by and among COMPREHENSIVE DIAGNOSTIC IMAGING, INC., a Delaware corporation (the "Purchaser"), COMPREHENSIVE MEDICAL IMAGING, INC., a Delaware corporation ("CMI"), US DIAGNOSTIC INC., a Delaware corporation ("USD"), and each seller named on EXHIBIT A attached hereto (each a "Seller" and collectively, the "Sellers").

                                 R E C I T A L S

         WHEREAS, each Seller owns and operates each outpatient medical diagnostic imaging center set forth opposite such Seller's name on EXHIBIT A attached hereto (each a "Business" and collectively, the "Businesses"); and

         WHEREAS, USD owns, directly or indirectly through wholly-owned subsidiaries, 100% of the issued and outstanding capital stock of each Seller; and

         WHEREAS, CMI owns 100% of the issued and outstanding capital stock of the Purchaser; and

         WHEREAS, the respective boards of directors and shareholders of the Purchaser and each Seller have determined that it is advisable and in their best interests that the Purchaser purchase the Assets (as defined in Section 2.1) constituting each of the Businesses, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, CMI, the Purchaser, each Seller and USD desire to make certain representations, warranties, covenants and agreements in connection with, and establish various conditions precedent to the consummation of the transactions contemplated under this Agreement.

         NOW, THEREFORE, in consideration of the recitals herein before stated and the mutual representations, warranties, covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, CMI, the Purchaser, each Seller and USD do hereby agree as follows:

                                   SECTION 1.
                                   DEFINITIONS

         1.1. DEFINED TERMS. In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

         "ACCOUNTING STANDARDS" means the accounting policies and procedures of each Seller as described in USD's 1999 Annual Report on Form 10-K, which policies and procedures comply with GAAP.

         "ADDITIONAL FINANCIAL INFORMATION" is defined in Section 6.6 of this Agreement.

         "AFFILIATE" with respect to any Person means any Person who, directly or indirectly, through one or more intermediaries, controls the subject Person or any Person which is controlled by or is under common control with a controlling Person. For purposes of this definition, "CONTROL" (including the correlative terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "AGREEMENT" means this Asset Purchase Agreement together with all exhibits and schedules contemplated hereby.

         "ASSUMED OBLIGATIONS" is defined in Section 3.1(b) of this Agreement.

         "BUSINESS" and "BUSINESSES" are defined in the recitals to this Agreement.

         "CLOSING" is defined in Section 4.1 of this Agreement.

         "CLOSING DATE" is defined in Section 4.1 of this Agreement.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COVENANT PERIOD" is defined in Section 14.14 of this Agreement.

         "EMPLOYEE BENEFIT PLAN" means any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan intended to be qualified under Section 401(a) of the Code, (iii) defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan intended to be qualified under Section 401(a) of the Code, or (iv) Employee Welfare Benefit Plan.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

         "ENVIRONMENTAL LAWS" is defined in Section 5.10 of this Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         "FINANCIAL STATEMENTS" is defined in Section 5.11 of this Agreement.

         "GAAP" means generally accepted accounting principles as in effect in the United States of America at the time of application thereof.

         "GOVERNMENTAL AUTHORITY" means any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether federal, state or local (domestic or foreign).

         "H-S-R ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INTELLECTUAL PROPERTY" has the meaning set forth in Section 5.14 of this Agreement.

         "INTERIM JOINT OPERATING AGREEMENT" is defined in Section 7.5 of this Agreement.

         "IRS" means the Internal Revenue Service.

         "LEASED REAL PROPERTY" is defined in Section 5.9(a) of this Agreement.

         "LIEN" means any lien, charge, claim, restriction, encumbrance, security interest or pledge of any kind whatsoever.

         "LOSSES" is defined in Section 12.2 of this Agreement.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, properties, results of operations or financial condition of a Business taken as a whole.

         "MATERIAL ADVERSE EFFECT ON THE PURCHASER" means (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Purchaser or (ii) a material adverse effect on the Purchaser's ability to enter into or perform its obligations under this Agreement.

         "MATERIAL CONTRACT" means any written contract or agreement to which a Seller is a party or by which its assets are bound, or a guarantee executed by USD on behalf of Seller regarding any written contract or agreement to which a Seller is a party or by which its assets are bound, and which (i) relates to indebtedness in excess of $10,000 for money borrowed from others, purchase money indebtedness or capitalized lease obligations, (ii) relates to the purchase, maintenance or acquisition, or sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or any other property or services (excluding any such contract made in the ordinary course of a Seller's Business and which is expected to be fully performed within 90 days of the Closing Date, which may be terminated by a Seller without penalty or liability on not more than 100 days prior written notice or which involves revenues or expenditures of less than $50,000), (iii) is a collective bargaining agreement, (iv) obligates a Seller not to compete with any business (excluding customary restrictive covenants contained in agreements entered into in the ordinary course of business), (v) is a lease or sublease of real property, or a lease, sublease or other title retention agreement or conditional sales agreement involving annual payments in excess of $10,000 individually or $50,000 in the aggregate for any machinery, equipment, vehicle or other tangible personal property (whether a Seller is a lessor or lessee), (vi) is a contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments in excess of $10,000, or (vii) is a contract granting any

Person a Lien on any of the assets having a value of $10,000 or more of a Seller, in whole or in part (other than Permitted Liens).

         "OWNED REAL PROPERTY" is defined in Section 5.9(a) of this Agreement.

         "PAID TIME OFF CREDIT" is defined in Section 11.4 of this Agreement.

         "PERMITTED LIENS" means (i) Liens for taxes not yet due and payable,
(ii) easements, covenants, conditions and restrictions of record, (iii) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of any Seller's Business, (iv) any zoning or other governmentally established restrictions or encumbrances, (v) workers or unemployment compensation Liens arising in the ordinary course of business securing amounts which are not delinquent, (vi) mechanic's, materialman's, supplier's, vendor's or similar Liens arising in the ordinary course of business securing amounts which are not delinquent, (vii) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs which are not material to Seller's Business, and (viii) other immaterial imperfections of title, easements, covenants, conditions, restrictions or encumbrances.

         "PERSON" means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

         "PURCHASE PRICE" is defined in Section 3.1 of this Agreement.

         "PURCHASER" is defined in the preamble of this Agreement.

         "PURCHASER'S KNOWLEDGE" means the actual knowledge, after reasonable inquiry, of the chief executive officer, chief financial officer and any other officer of the Purchaser having authority over the subject matter in question.

         "RESTRICTED LOCATION" is defined in Section 14.14 of this Agreement.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SELLER" and "SELLERS" are defined in the preamble of this Agreement.

         "SELLER ENTITIES" is defined in Section 14.12(c) of this Agreement.

         "SELLER'S KNOWLEDGE" with regard to a particular Seller, means the actual knowledge, after reasonable inquiry, of the chief executive officer and the chief financial officer of such Seller and the regional vice president of USD having authority over such Seller's Business.

         "SUBLICENSE AGREEMENT" is defined in Section 7.6 of this Agreement.

         "TAXES" shall mean all taxes (whether federal, state, local or foreign) including, without limitation, taxes based upon or measured by income, gross receipts, profits, sales, use, occupation, value added, ad valorem, franchise, withholding, payroll, employment, excise, capital stock, license, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium or transfer taxes and customs duties, together with any interest, additions to tax or penalties imposed with respect thereto.

         "TERMINATION DATE" is defined in Section 4.1 of this Agreement.

         "TRADE SECRETS" is defined in Section 14.12(c) of this Agreement.

         1.2.     OTHER DEFINITIONAL AND INTERPRETIVE PROVISIONS.

                  (a) Unless otherwise defined herein, all terms defined in this Agreement shall have the defined meanings when used in any certificate, report or other document made or delivered pursuant hereto.

                  (b) Certain information on certain schedules to this Agreement may not have been required pursuant to the terms of this Agreement to be listed on such schedules. Any disclosure made in any schedule to this Agreement which should, based on the substance of such disclosure, be applicable to another schedule to this Agreement shall be deemed to be made with respect to such other schedule regardless of whether or not a specific reference is made thereto.

                                   SECTION 2.
                                 SALE OF ASSETS

         2.1 PURCHASE AND SALE OF ASSETS. Effective as of the close of business on the Closing Date, each Seller will convey, transfer and assign to the Purchaser all of such Seller's right, title and interest in and to the personal property, real property, inventory and other assets relating to the Business of such Seller (individually an "Asset" and collectively, the "Assets"), free and clear of all obligations, security interests, liens and encumbrances whatsoever, except as specifically assumed by the Purchaser pursuant to the terms of this Agreement and except for Permitted Liens. Without limiting the generality of the foregoing, the Assets specifically include:

                  (a) all personal property, plants, furniture, fixtures, computers and equipment owned by each Seller which are utilized in or related to such Seller's Business, which includes, without limitation, all major medical equipment and other significant personal property listed on SCHEDULE 2.1(A) attached hereto;

                  (b) all rights and benefits arising pursuant to contracts, leases, commitments, obligations and liabilities of each Seller and USD identified on SCHEDULE 3.1(B) attached hereto and under any other contracts, leases, commitments, obligations and liabilities relating to any Business that were entered into by any Seller in the ordinary course of such Seller's business, that are necessary or desirable for the operation of the Business after the close of business on the Closing Date and are not Material Contracts required to be listed on SCHEDULE 5.7 (excluding this

Agreement and the agreements, instruments and documents executed and delivered by the Purchaser pursuant to this Agreement);

                  (c) all inventory and supplies owned by each Seller;

                  (d) the books and records of each Seller relating to such Seller's Assets;

                  (e) subject to applicable laws and regulations and to the extent transferable, all licenses and other regulatory approvals for or incident to the operation of the Assets identified on SCHEDULE 2.1(e) attached hereto; and

                  (f) all owned or leased real property set forth on SCHEDULE 5.9(a).

         2.2. EXCLUDED ASSETS. There shall be excluded from the Assets to be transferred and conveyed hereunder, and each Seller shall retain all of its right, title and interest in and to, the following assets:

                  (a) cash and cash equivalents held by each Seller, including without limitation, bank accounts, certificates of deposit, treasury bills, securities, money market accounts, mutual funds and repurchase agreements, prepaid expenses and security deposits;

                  (b) the minute books of each Seller and similar corporate records of each Seller;

                  (c) all consideration to be delivered by the Purchaser on the Closing Date;

                  (d) all medical records of each Seller relating to services performed prior to the close of business on the Closing Date;

                  (e) all assets, properties and other rights owned by each Seller which do not relate in any way to the ownership, management, and operation of each Seller's Business;

                  (f) all assets listed on SCHEDULE 2.2(f) attached hereto;

                  (g) all assets (including accounts receivable) that are included in the Computation (as defined in Section 3.1(d)(iii) below) of Net Working Capital (as defined in Section 3.1(d)(iii)below); and

                  (h) subject to applicable laws and regulations, all accounts receivable records of each Seller.

                                   SECTION 3.
                                 PURCHASE PRICE

         3.1. PURCHASE PRICE.

                  (a) CASH. The aggregate purchase price for the Assets is $41,178,133 (the "Purchase Price"), less the Paid Time Off Credit (as defined in
Section 11.4). The Purchase Price shall be allocated among each of the Businesses as set forth on EXHIBIT A attached hereto. The cash portion of the purchase price (the "Cash Portion of the Purchase Price") shall be equal to $41,178,133, less the principal amount as of the close of business on the Closing Date of the Assumed Debt set forth on SCHEDULE 3.1(a). The Cash Portion of the Purchase Price shall be payable by a certified or bank check or wire transfer payment to USD.

                  (b) ASSUMPTION OF LIABILITIES. Notwithstanding any contrary provision contained herein, the Purchaser shall not be deemed to have assumed, nor shall the Purchaser assume, any contract, lease, liability, performance or obligation of the Sellers unless specifically referenced as an assumed liability by the express terms of this Agreement, including, but not limited to: (i) any liability which may be incurred by reason of any breach of or default under such contracts, leases, commitments or obligations which occurred prior to the close of business on the Closing Date; (ii) any liability of the Sellers which pertains exclusively to assets of the Sellers not transferred to the Purchaser hereunder; (iii) any liability based upon or arising out of a violation of any antitrust or similar restraint-of-trade laws by any Seller at or prior to the close of business on the Closing Date, including, without limiting the generality of the foregoing, any such antitrust liability which may arise in connection with agreements, contracts, commitments or orders for the sale of goods or provision of services by any Seller reflected on the books of any Seller at or prior to the close of business on the Closing Date; (iv) any liability based upon or arising out of any tortious actions of any Seller or any agent of the Sellers; (v) any liability for the payment of any taxes imposed by law on any Seller arising from or by reason of the transactions contemplated by this Agreement; (vi) any liability imposed by any federal, state or local governmental or regulatory agency or authority by reason of events that have occurred prior to the close of business on the Closing Date; (vii) any liability or obligation in respect of any tax of any kind including sales, use or excise taxes, income taxes, taxes based on or measured by income or franchise taxes attributable to periods or events prior to or ending on the close of business on the Closing Date; (viii) any liability or obligation of any Business with respect to any taxes, legal, accounting, brokerage or finder's fees or other expenses of whatever kind or nature incurred by or on behalf of any Seller, or any Affiliate, stockholder, director, employee or officer of any Seller incurred in connection with the transaction or performances contemplated by this Agreement; (ix) breach or default of any obligation under any Employee Benefit Plan of any Seller; (x) any liability with respect to the accounts receivable of any Seller including, but not limited to, refund of overpayments, escheat liability, or credit balances on account of overpayments to any Seller; (xi) any employment contract; (xii) any obligation of USD or the Sellers under any contracts for equipment services and supplies that relate to all centers owned directly or indirectly by USD other than obligations which related to service or supplies within the 30 day period following the Closing Date; or (xiii) any liability which does not relate in any way to the ownership, management, or operation of the Businesses. Except as limited by the foregoing, the Purchaser and CMI shall assume as of the close of business on the Closing Date, and shall perform or discharge after the close of business on the Closing Date and hold each Seller and USD harmless from, (A) all liabilities arising out of the Purchaser's conduct of each Business, (B) all liabilities arising under or pursuant to contracts, leases, commitments, obligations and liabilities of each Seller and USD identified on SCHEDULES 3.1(a) and (b) attached hereto and under any other contracts, leases, commitments, obligations and liabilities relating to any Business that were entered into by any Seller in the ordinary course of such Seller's business, that are necessary or desirable for the continued operation of the Business after the close of business on the Closing Date and that are not Material Contracts required to be listed on
SCHEDULE 5.7 (provided, however, the Purchaser and CMI shall also assume, for the 30 day period following the Closing Date, the portions of the obligations of the Sellers and USD under any contracts for equipment, services and supplies that relate to all centers owned directly or indirectly by USD, solely, as such contracts relate to the Businesses); (C) all trade accounts payable and accrued expenses arising out of the Purchaser's conduct of the Businesses; (D) any liability for the payment of any taxes imposed by law on the Purchaser or CMI arising from or by reason of the transactions contemplated by this Agreement; and (E) any liability or obligation of the Purchaser or CMI with respect to any taxes, legal, accounting, brokerage or finder's fees or other expenses of whatever kind or nature incurred by or on behalf of the Purchaser or any Affiliate, stockholder, director, employee or officer of the Purchaser incurred in connection with the transaction or performances contemplated by this Agreement (all liabilities described in subsections (A) -- (E) are hereinafter collectively referred to as the "Assumed Obligations"). The Sellers and USD shall be responsible for all claims, liabilities and obligations which are not Assumed Obligations and Sellers and USD shall hold Purchaser and CMI harmless from all such claims, liabilities and obligations. Nothing contained in this Agreement shall expand the rights or remedies of third parties against the Sellers and USD as compared to the rights and remedies which such parties would have had against the Sellers and USD had this agreement not been consummated.

                  (c) The Purchase Price shall be allocated to the purchase of the Assets by mutual agreement of the parties within 90 days after the Closing Date for purposes of IRS Form 8594.

                  (d) POST CLOSING ADJUSTMENT TO PURCHASE PRICE. The parties hereto agree as follows:

                           (i) As soon as reasonably practicable after the Closing Date, but no later than 90 days thereafter, USD will provide the Purchaser with a computation (the "Computation") of Net Working Capital (as defined below) of all Sellers in the aggregate as of the close of business on the Closing Date. Unless USD has received, within 30 days after delivery to the Purchaser of the Computation, a written notice to the effect that the Purchaser objects to the Computation (which notice shall specify the basis for such objection) (a "Notice of Objection"), the Computation shall be binding upon the parties hereto. If a Notice of Objection is properly given by the Purchaser and the parties cannot mutually resolve their disagreement within 20 business days following receipt of the Notice of Objection by USD, the dispute shall be determined by submission thereof to arbitration by a panel of three arbitrators, one of whom shall be appointed by the Purchaser, one by USD and the third by the other two arbitrators. The arbitration shall be conducted pursuant to the commercial arbitration rules and regulations of the American Arbitration Association. The parties agree that the determination of the Computation by the arbitrators will be final and binding and, within five days of the issuance of the arbitrators' ruling, payment shall be made to the prevailing party. The prevailing party shall be paid by the other party its reasonable fees and costs incurred in connection with the arbitration.

                           (ii) Within five days after the Computation is finally determined pursuant to Section 3.1 (d)(i):

                                    (A) If, based upon the Computation, Net
         Working Capital as of the close of business on the Closing Date was less than 95% of Net Working Capital as of March 31, 2000, then the Purchaser shall promptly pay to the Sellers the amount by which Net Working Capital as of the close of business on the Closing Date is less than 95% of Net Working Capital as of March 31, 2000.

                                    (B) If, based upon the Computation, Net
         Working Capital as of the close of business on the Closing Date was greater than 105% of Net Working Capital as of March 31, 2000, then the Sellers shall promptly pay to the Purchaser the amount by which Net Working Capital as of the close of business on the Closing Date is greater than 105% of Net Working Capital as of March 31, 2000.

                           (iii) For purposes of this Agreement, "Net Working Capital" shall mean the amount calculated pursuant to the formula set forth on SCHEDULE 3.1(d) for all of the Sellers in the aggregate and shall be defined as set forth on SCHEDULE 3.1(d). For purposes of this Agreement, Net Working Capital for all of the Sellers in the aggregate as of March 31, 2000 is set forth on SCHEDULE 3.1(d).

                                   SECTION 4.
                                    CLOSING

         4.1. CLOSING. Subject to the provisions of Sections 7 and 8, the closing of the transaction (the "Closing") shall occur at the offices of USD's and the Sellers' legal counsel, Greenberg Traurig, P.A., at 777 South Flagler Drive, Suite 300 East, West Palm Beach, Florida 33401 (or at such other place as is mutually agreed upon by the parties) no later than the fifth business day after all of the conditions set forth in Sections 7 and 8 have been satisfied or waived, but in no event later than August 8, 2000 (the "Termination Date"), unless the Closing has not occurred solely due to the failure of either party to obtain approval for this transaction under the H-S-R Act in which case the Termination Date shall be extended to September 15, 2000. The date as of which the Closing occurs is hereinafter referred to as the "Closing Date". The Closing shall be deemed effective as of the close of business on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the

Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

                                   SECTION 5.
             REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND USD

         Except as otherwise disclosed to the Purchaser in the schedules to this Agreement, each Seller hereby represents and warrants solely with regard to itself and its Business and USD with regard to each Business the following to the Purchaser:

         5.1. ORGANIZATION, POWER AND QUALIFICATION. Each Seller and USD (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and (ii) has full corporate power to own, lease and operate its properties and assets and to carry on its respective Business and to enter into this Agreement and to consummate the transactions contemplated hereby. Each Seller is not required to be licensed or qualified to do business in any state other than those in which it is qualified, except any state where the failure to be so licensed or qualified would not have a Material Adverse Effect.

         5.2. CORPORATE ACTION. All corporate action necessary on the part of each Seller and USD to authorize the execution and delivery to the Purchaser of this Agreement and the performance or satisfaction of the obligations of each Seller and USD in connection with the transactions contemplated by this Agreement has been or will have been duly taken prior to the Closing. This Agreement constitutes the valid and binding obligation of each Seller and USD and is enforceable against each Seller and USD in accordance with its terms, except as such enforcement may be affected by bankruptcy, moratorium or other laws relating to creditor's rights generally or general principles of equity.

         5.3. CONSENTS; NO BREACH. With the exception of filings that may be required under the H-S-R Act, the applicable bulk transfers acts of the states in which the Businesses operate, or consents as set forth on SCHEDULE 5.3 (the "Required Consents"), no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of any Seller or USD is required in connection with the valid execution and delivery of this Agreement. Except as set forth on SCHEDULE 5.3, the execution, delivery and performance of this Agreement by each Seller and USD and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the respective charter or Bylaws of any Seller or USD, as the case may be; (ii) violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Material Contract of any Seller; (iii) result in the acceleration of any material obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which any Seller is a party or by which any Seller is bound, or violate any material restrictions of any kind to which any Seller is subject, (iv) violate in any material manner any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Sellers or USD; or (v) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

         5.4. COMPLIANCE WITH LAW; LICENSES. To each Seller's Knowledge, such Seller is not operating its Business in violation of any applicable federal, state or municipal laws, regulations or ordinances, the violation of which would have a Material Adverse Effect. Each Seller possesses all licenses and other required governmental or official approvals, permits, consents and authorizations required for the operation of the Business, except to the extent failure to possess such license, approval, permit, consent or authorization would not have a Material Adverse Effect.

         5.5. INSURANCE. SCHEDULE 5.5 contains a list of all policies or binders of liability, and other forms of insurance policies or binders currently in force insuring against risks of the Assets. All such insurance policies or binders are valid, outstanding and enforceable and will remain in full force and effect at least through the close of business on the Closing Date.

         5.6. LITIGATION. Except as disclosed on SCHEDULE 5.6, there is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving any Seller with respect to its Business which, if adversely determined, would result in a Material Adverse Effect. Except as disclosed on SCHEDULE 5.6, there is no action, suit, or claim or legal, administrative or arbitration proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to each Seller's Knowledge, threatened against or involving such Seller with respect to its Business which, if adversely determined, would result in a Material Adverse Effect to such Seller.

         5.7. MATERIAL CONTRACTS. SCHEDULE 5.7 sets forth all Material Contracts of each Seller and all payor contracts of each Seller (each a "Payor Contract" and collectively, the "Payor Contracts"). To each Seller's Knowledge, each of the Material Contracts of such Seller are, valid, binding, enforceable and existing agreements, in full force and effect against such Seller, except as such enforcement may be affected by bankruptcy, moratorium or other laws affecting creditor's rights generally or general principles of equity. To each Seller's Knowledge, such Seller is not in default in any material respect under any of its Material Contracts (nor has it received notice of the default of any other party to any of its Material Contracts), no condition exists which with notice or lapse of time or both would constitute a default in any material respect thereunder. No Seller is a party to any written or oral agreement, contract, lease or plan, other than a Material Contract described on SCHEDULE 5.7, which would have a Material Adverse Effect.

         5.8. EMPLOYMENT MATTERS; BENEFITS.

                  (a) EMPLOYEE BENEFIT PLANS. Each Seller makes the following representations regarding all employees employed by such Seller relating to its respective Business and Employee Benefit Plans in effect that each Seller maintains and in which its employees are eligible to participate.

                           (i) Each Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and, to each Seller's Knowledge (solely with regard to each Employee Benefit Plan it has adopted, if any), in operation with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a Material Adverse Effect on such Seller's Business.

                           (ii) All contributions (including all employer contributions and employee salary reduction contributions, if any) which are due have been paid or accrued to each Employee Benefit Plan which is an Employee Pension Benefit Plan.

                           (iii) Each Employee Benefit Plan which is an Employee Pension Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS stating that the plan meets the requirements of the Code and that its related trust is tax-exempt under Section 501(a) of the Code.

                           (iv) With respect to employees, no Seller has established or maintained any "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or contributed, or been obligated to contribute, to any "multiemployer plan" (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA).

                           (v) No action, suit, proceeding, hearing, audit or other investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) has been initiated, is pending or, to each Seller's Knowledge (solely with regard to each Employee Benefit Plan it has adopted, if any), has been threatened.

                  (b) Since January 1, 1999, there has been no material work stoppage against any Seller nor, to each Seller's Knowledge solely with regard to its Business, is any such stoppage threatened. No Seller has been involved in or, to each Seller's Knowledge solely with regard to its Business, threatened with any collective bargaining dispute, arbitration, lawsuit or administrative proceeding relating to a collective bargaining matter involving the employees (excluding routine workers' compensation claims) that, if adversely determined, would have a Material Adverse Effect on such Seller's Business.

                  (c) No Seller is a party to a collective bargaining agreement relating to its Business.

         5.9. PROPERTY.

                  (a) OWNED OR LEASED REAL PROPERTY. SCHEDULE 5.9(a) contains a description of each parcel of real property leased by each Seller (the "Leased Real Property"). SCHEDULE 5.9(a) contains a description of each parcel of real property owned by each Seller (the "Owned Real Property"). To each Seller's Knowledge, such Seller has not received notice of any material violation of any applicable deed restriction, building code, zoning ordinance, covenant or other law or regulation with respect to the Leased Real Property or Owned Real Property. To each

Seller's Knowledge, no default or breach exists under any of the terms, covenants, conditions, or restrictions set forth in the leases pursuant to which such Seller occupies its Leased Real Property, except defaults or breaches which would not have a Material Adverse Effect on such Seller.

                  (b) PERSONAL PROPERTY; TITLE; ENCUMBRANCES. Each Seller has good title to all of its Assets, free and clear of any material Liens, other than as set forth on SCHEDULE 5.9(b) or Permitted Liens. No default or breach exists under any terms, covenants, conditions, or restrictions set forth on any leases relating to such Assets, except defaults or breaches which would not have a Material Adverse Effect on any Seller party to such lease.

         5.10. ENVIRONMENTAL MATTERS. SCHEDULE 5.10 sets forth information as to any violation, with respect to any Leased Real Property or Owned Real Property, if any, by a Seller relating to its Business, of any existing federal, state, local or foreign law or regulation (or order, permit, plan or compliance schedule) pertaining to environmental protection, including without limitation the discharge or disposal of air or water pollutants, poisoned waste wells or the storage, treatment or disposal of solid or hazardous or toxic substances (collectively, "Environmental Laws") of which the Seller has received notice with regard to its Business which would result in a Material Adverse Effect to such Seller.

         5.11. FINANCIAL STATEMENTS. Attached to this Agreement as SCHEDULE 5.11 are unaudited consolidated balance sheets of each Seller as of December 31, 1998, December 31, 1999 and March 31, 2000 and statements of earnings of each Seller for the twelve month periods ended December 31, 1998 and 1999 and the three month period ending March 31, 2000 (collectively, the "Financial Statements"). The Financial Statements (i) present fairly in all material respects the financial condition of each Seller and its results of operations for such period in accordance with the Accounting Standards, and (ii) have been prepared in accordance with the Accounting Standards (other than the absence of notes to the Financial Statements) for the periods covered by such statements.

         5.12. UNDISCLOSED LIABILITIES. Except as and to the extent reflected in the Financial Statements, to each Seller's Knowledge, it does not have any material liabilities, commitments or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than those incurred in the ordinary course of business since March 31, 2000 which, (i) under the Accounting Standards, are required to be disclosed in the Financial Statements, and (ii) would have a Material Adverse Effect on such Seller.

         5.13. TAXES. All federal, state and other tax returns of each Seller required by law to be filed have been duly filed, except for such returns the failure of which to file would not have a Material Adverse Effect on such Seller; and all federal, state and other taxes, assessments, fees and other federal governmental charges shown to be due and payable for periods prior to the close of business on the Closing Date on such returns have been duly paid or made adequate provision for the payment of all taxes relating to the Businesses which are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes relating to the Businesses in such jurisdictions whether or not in connection with such returns. No tax deficiencies have been asserted against any Seller with respect to its Business as a result of any examination by the IRS or any other taxing authority and remain unpaid on the date hereof. There are no pending claims asserted for any federal, state or local taxes with respect to the Businesses, except where the failure to make such payments is not material to the Businesses. Each Seller has made all estimated federal, state and local income tax deposits and all other required tax payments or deposits and has complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state and local and other laws with respect to the Businesses.

         5.14. INTELLECTUAL PROPERTY. No Seller has any right, title or interest in or to patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights (collectively, "Intellectual Property") relating to its Business or Assets. Except for off-the-shelf software licenses, each Seller is not a licensee in respect of any Intellectual Property. No claim is pending or, to each Seller's Knowledge solely with regard to its Business, threatened to the effect that the operations of such Seller's Business infringe upon or conflict with the asserted rights of any other Person under any Intellectual Property or licensed software.

         5.15. NO BROKERS OR FINDERS. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon any Seller or USD for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement.

         5.16. TRANSACTIONS WITH AFFILIATES. Except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in Employee Benefit Plans by employees, no Seller has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from or entered into or been subject to any management, consulting, or similar agreement with, any officer, director or stockholder of USD or any of its respective Affiliates. No Affiliate of any Seller is indebted to such Seller for money borrowed or other loans or advances, and no Seller is indebted to any such Affiliate.

         5.17. ABSENCE OF CERTAIN CHANGES. Except as otherwise permitted or disclosed in this Agreement or disclosed on SCHEDULE 5.17, since March 31, 2000

                  (a) there has not occurred an event which has resulted in a Material Adverse Effect;

                  (b) each Seller has operated its respective Business in the ordinary course of business;

                  (c) there have been no declines (other than seasonal changes consistent with prior operating history) in the number of patients covered by the Payor Contracts which have resulted in a Material Adverse Effect;

                  (d) no Seller has sold or transferred any real property or medical equipment that would eliminate a modality of the Business (except for medical equipment that was replaced with comparable equipment) or waived any rights under any Material Contracts for periods after the close of business on the Closing Date;

                  (e) no Seller has granted any general or uniform increase in the rates of pay of employees (other than normal merit increases);

                  (f) other than in the ordinary course of business, no Seller has authorized any material capital expenditure as to its Business;

                  (g) other than in the ordinary course of business, no Seller has entered into any material transaction with respect to its Business other than this Agreement and any other agreement executed and delivered pursuant to this Agreement; and

                  (h) no Seller has experienced damage, destruction or loss (whether or not covered by insurance) which would have a Material Adverse Effect.

         5.18. RELATIONS WITH SUPPLIERS AND CUSTOMERS. Except for changes that would not have a Material Adverse Effect, no supplier, payor or referring physician of any Seller has provided to such Seller written notice that it will cease to do business or reduce its previous levels of business with such Seller or the Purchaser after the consummation of the transactions contemplated hereby.

         5.19. FRAUD AND ABUSE. To each Seller's knowledge (without inquiry), such Seller has not, engaged in any activities which are prohibited under ss.1320a-7b of Title 42 of the United States Code or the regulation promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct including, but not limited to, the following (except where such activities would not have a Material Adverse Effect): (a) knowingly and willfully making or causing to be made a materially false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any materially false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) any failure by a claimant to disclose knowledge of the occurrence of any material event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any renumeration (including and kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such renumeration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or (ii) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         5.20. NO ADDITIONAL REPRESENTATIONS. Neither any Seller nor USD makes any representations or warranties, express or implied, of any nature whatsoever, with respect to the Assets or the Businesses, except for the representations and warranties in this Section 5. It is understood that any cost estimates, projections or other predictions contained or referred to in the schedules hereto and any cost estimates, projections or predictions or any other information contained or referred to in other materials that have been or shall hereafter be provided to the Purchaser or any of its representatives are not and shall not be deemed to be representations or warranties of any Seller.

                                   SECTION 6.
             REPRESENTATIONS AND WARRANTIES OF CMI AND THE PURCHASER

         Except as otherwise disclosed to the Sellers in the schedules to this Agreement, the Purchaser and CMI hereby represent and warrant to each Seller and USD, the following:

         6.1. ORGANIZATION, POWER AND QUALIFICATIONS. Each of the Purchaser and CMI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power to own, lease and operate its properties and to carry on its businesses and to enter into this Agreement and to consummate the transactions contemplated hereby.

         6.2. CORPORATE ACTION. All corporate action necessary on the part of CMI and the Purchaser to authorize the execution and delivery to each Seller and USD of this Agreement and the performance or satisfaction of the obligations of CMI and the Purchaser in connection with the transactions contemplated by this Agreement has been or will have been duly taken prior to the Closing. This Agreement constitutes the valid and binding obligation of CMI and the Purchaser and is enforceable against CMI and the Purchaser in accordance with its terms, except as such enforcement may be affected by bankruptcy, moratorium or general principles of equity.

         6.3. CONSENTS; NO BREACH. With the exception of filings that may be required under the H-S-R Act, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of CMI or the Purchaser is required in connection with the valid execution and delivery of this Agreement. CMI and the Purchaser shall have on or before the Closing all necessary or appropriate licenses, permits or others approvals from the applicable Governmental Authority which allow them to operate the Businesses and to assume the obligations and operations of the Businesses. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Certificate of Incorporation or Bylaws of CMI or the Purchaser; (ii) violate, conflict with or result in the breach of any of the material terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material contract or other agreement to which CMI or the Purchaser is a party; (iii) violate in any material manner any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, CMI or the Purchaser; or (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

         6.4. LITIGATION. There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving CMI or the Purchaser which, if adversely determined, would result in a Material Adverse Effect on CMI or the Purchaser. There is no action, suit or claim or legal, administrative or arbitration proceeding or any investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or to the Purchaser's Knowledge, threatened, against or involving CMI or the Purchaser which, if adversely determined, would result in a Material Adverse Effect on CMI or the Purchaser.

         6.5. NO BROKERS OR FINDERS. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon CMI or the Purchaser for any commission, fee or other compensation as a finder or broker as a result of the consummation of this Agreement.

         6.6. INFORMATION. CMI and the Purchaser have been given access to information concerning the condition, properties, operations and prospects of the Businesses. CMI and the Purchaser have had an opportunity to ask questions of and to receive information from the Sellers and Persons acting on their behalf concerning the Businesses. CMI and the Purchaser acknowledge that they have undertaken an independent investigation and verification of the Businesses and the Assets, including without limitation the financial condition of the Businesses. As part of its investigation, CMI and the Purchaser were given certain forecasts, projections and opinions prepared or furnished by or on behalf of the Sellers with respect to the Businesses (the "Additional Financial Information"). CMI and the Purchaser have taken responsibility for evaluating the adequacy of the Additional Financial Information. CMI and the Purchaser are familiar with the uncertainties inherent in attempting to make such forecasts, projections and opinions and have taken such uncertainties into account in their evaluation of the Additional Financial Information. CMI and the Purchaser expressly acknowledge and agree that they are not relying on the Sellers, except for the representations of the Sellers set forth in Section 5 of this Agreement, with respect to any matter in connection with CMI's or the Purchaser's investigation or evaluation of the Businesses or the Assets, including, but not limited to, any Additional Financial Information provided by the Sellers with respect to the Businesses.

         6.7. FINANCIAL ABILITY. The Purchaser has sufficient funds to consummate the transactions contemplated by this Agreement and knows of no circumstance or condition that will prevent the availability at the Closing of such funds.

                                   SECTION 7.
          CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER TO CLOSE

         The obligations of the Purchaser to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of each and every one of the following conditions, any of which the Purchaser may, in its sole discretion, waive.

         7.1. REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of the Sellers and USD contained in Section 5 of this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date. The Purchaser shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of each Seller to that effect.

         7.2. PERFORMANCE OF OBLIGATIONS OF THE SELLERS. Each Seller shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date.

         7.3. NO OBSTRUCTIVE PROCEEDINGS. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or Governmental Authority shall be existing against the Purchaser which seeks to or would render it unlawful as of the Closing Date to effect the acquisition of the Assets in accordance with the terms hereof, and no such action shall seek damages against the Purchaser in a material amount by reason of the transactions contemplated hereby.

         7.4. PERMITS, APPROVALS AND CONSENTS . The Required Consents shall have been obtained or waived, including, but not limited to, applicable approvals under the H-S-R Act.

         7.5. INTERIM JOINT OPERATING AGREEMENT. The Purchaser, the Sellers and USD shall have executed and delivered an interim joint operating agreement (the "Interim Joint Operating Agreement") with a term of between 90 and 120 days, commencing after the close of business on the Closing Date. Pursuant to the Interim Joint Operating Agreement, USD and the Sellers will continue the billing and collection of (i) the Purchaser's accounts receivable from the Purchaser's operation of the Businesses after the close of business on the Closing Date and
(ii) the Sellers' accounts receivable relating to services provided by the Sellers' operations prior to the close of business on the Closing Date. The purpose of the Interim Joint Operating Agreement is to provide continuity of the cash flow and revenues of the Businesses.

         7.6. SUBLICENSE AGREEMENT. The Purchaser and USD shall have executed and delivered a sublicense agreement (the "Sublicense Agreement") to permit the Purchaser, at its expense, to use the billing software that USD licenses and to have access to the computer network USD maintains relating to the Businesses for a period of one year following the Closing Date, to the extent permitted by the licensor of such software. To the extent that such sublicense can not be entered into, USD will cooperate with the Purchaser so that the Purchaser obtains a license to use such software directly from such licensor at the Purchaser's expense.

         7.7. RELEASE/TERMINATION OF LIENS AND ENCUMBRANCES. The Sellers shall have obtained the release or termination of all Liens on the Assets, other than Permitted Liens or Liens to secure Assumed Obligations.

                                   SECTION 8.
           CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS TO CLOSE

         The obligations of the Sellers to consummate this Agreement and the transactions contemplated hereby are subject to the satisfaction at or before the Closing of each and every one of the following conditions, any of which a Seller may, in its sole discretion, waive.

         8.1. REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of CMI and the Purchaser contained in Section 6 of this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date. The Sellers shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of each of CMI and the Purchaser to that effect.

         8.2. PERFORMANCE OF OBLIGATIONS OF THE PURCHASER. The Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date.

         8.3. NO OBSTRUCTIVE PROCEEDING. No action or proceeding shall have been instituted against and no order, decree or judgment of any court, agency, commission or Governmental Authority shall be existing against any Seller, USD or the Businesses which seeks to or would render it unlawful as of the Closing Date to effect the sale of the Assets in accordance with the terms hereof, and no such action shall seek damages against any Seller, USD or the Businesses in a material amount by reason of the transactions contemplated hereby.

         8.4. PERMITS, APPROVALS AND CONSENTS . The Required Consents shall have been obtained or waived, including, but not limited to applicable approvals under the H-S-R Act.

         8.5. PAYMENT OF PURCHASE PRICE. Each Seller shall have received payment of the full amount of the Purchase Price for its Business.

         8.6. ASSUMED OBLIGATIONS. The Purchaser shall have satisfied its obligations under Section 11.5.

         8.7. INTERIM JOINT OPERATING AGREEMENT. The Purchaser, the Sellers and USD shall have executed and delivered the Interim Joint Operating Agreement.

         8.8. SUBLICENSE AGREEMENT. The Purchaser and USD shall have executed and delivered the Sublicense Agreement.

         8.9. RELEASE OF GUARANTIES. Each Seller or USD shall have obtained a release from all guaranties listed on SCHEDULE 5.7 executed by USD on behalf of each Seller.

         8.10. RELEASE/TERMINATION OF LIENS AND ENCUMBRANCES. The Sellers shall have obtained the release or termination of all Liens on the Assets, other than Permitted Liens or Liens to secure Assumed Obligations.

                                   SECTION 9.
                           CLOSING OF THE TRANSACTION

         9.1. DELIVERIES BY EACH SELLER. On the Closing Date, each Seller shall deliver (or cause delivery) to the Purchaser all of the following:

                  (a) a general bill of sale, assignment and assumption agreement in the form set forth as SCHEDULE 9.1(a) (the "Bill of Sale");

                  (b) a tax clearance certificate for each Seller conducting business in the State of California issued by the California Franchise Tax Board;

                  (c) a certificate of good standing of USD and each Seller from the Secretary of State of its state of incorporation dated within ten days of the Closing Date;

                  (d) a certified copy of the resolutions adopted by USD's and each Seller's respective boards of directors authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and an incumbency certificate duly certified by the respective secretaries of USD and each Seller listing the current directors and officers of each Seller;

                  (e) the books and records of each Seller relating to its Assets;

                  (f) bills of sale or other applicable transfer forms for all motor vehicles transferred to the Purchaser, in a form required for submission to the State in which each vehicle is registered and licensed;

                  (g) executed Forms UCC-3 for release or termination of all Liens on the Assets, other than Permitted Liens or Liens to secure Assumed Obligations;

                  (h) a Special Warranty Deed to all Owned Real Property transferred to the Purchaser together with an ALTA title insurance policy, naming the Purchaser as the insured in an amount equal to the agreed purchase price for such property;

                  (i) all executed Required Consents obtained by each Seller;

                  (j) the Interim Joint Operating Agreement; and

                  (k) the Sublicense Agreement.

         9.2. DELIVERIES BY CMI AND THE PURCHASER. On the Closing Date, the Purchaser shall deliver (or cause delivery) to USD all of the following:

                  (a) certificates of good standing of CMI and the Purchaser from the Secretary of State of Delaware dated within ten days of the Closing Date;

                  (b) a certified copy of the resolutions adopted by CMI's and the Purchaser's respective boards of directors authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and an incumbency certificate duly certified by the respective secretaries of CMI and the Purchaser setting forth the current officers and directors of CMI and the Purchaser;

                  (c)      the Bill of Sale and the Purchase Price;

                  (d)      the Interim Joint Operating Agreement; and.

                  (e)      the Sublicense Agreement.

                                   SECTION 10.
                                   TAX MATTERS

         10.1. AD VALOREM AND SIMILAR TAXES. Ad valorem, property and similar taxes and assessments (other than taxes on income, gain or receipts, or transfer taxes in respect of the Assets) based upon or measured by the value of the Assets shall be divided or prorated between each Seller solely with regard to its Business and the Purchaser as of the Closing Date based on the amount of such taxes paid for the previous year, unless a new tax statement is received prior to the Closing Date, in which event the tax apportionment made as of the Closing Date shall be adjusted in accordance with such new tax statement or as otherwise mutually agreed. In this regard, each Seller shall assume responsibility solely with regard to its Business for such taxes attributable to the period of time prior to the Closing Date and the Purchaser shall assume responsibility for the periods of time thereafter. Not later than 30 days after the Closing Date, each Seller, solely with regard to its Business, and the Purchaser shall determine and shall pay all amounts required to be paid pursuant to such allocation.

         10.2. TAXES BASED ON REVENUES OR INCOME. Each Seller shall be responsible for all taxes and assessments based on the revenues or income of such Seller's Business through the close of business on the Closing Date. The Purchaser shall be responsible for all taxes and assessments based on the revenues or income of the Businesses subsequent to the close of business on Closing Date.

                                   SECTION 11.
                                    COVENANTS

         11.1. ACCESS TO INFORMATION. From and after the date hereof and until the Closing, each Seller, solely with regard to its Business, will give to the Purchaser and the Purchaser's authorized representatives reasonable access during normal business hours to its offices, books and records, tax returns, contracts, commitments, officers, facilities, personnel and accountants, and to furnish and make available to the Purchaser and its authorized representatives all such documents and copies of documents and all such additional financial and operating data and other information pertaining to the affairs of each Seller, solely with regard to its Business, as the Purchaser and its authorized representatives may reasonably request; provided, however, that the activities of the Purchaser and its representatives shall be conducted in such a manner as not to interfere with the operation of the Businesses.

         11.2. CONDUCT OF BUSINESS. During the period from the date hereof to the close of business on the Closing Date, each Seller will continue to conduct the business affairs of such Seller's Business in the usual and ordinary course of business and in substantially the same manner as previously conducted.

         11.3. EFFORTS TO CONSUMMATE; H-S-R ACT FILING.

                  (a) Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable law in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all permits, authorizations, consents and approvals of any authority or other Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the other documents, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to such party's obligations hereunder, and
(iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing. The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any party to use its best efforts to obtain the waiver, consent, approval, permit, license or other document shall not require such party to make any payment to any Person for the purpose of procuring the same, other than (i) payments for amounts due and payable to such Person pursuant to the terms of the contract or agreement requiring such waiver, consent or approval; and (ii) payments required by any applicable law or regulation.

                  (b) The parties agree to use commercially reasonable efforts to file under the H-S-R Act as soon as reasonably practical and in any case no longer than ten business days after the execution of this Agreement. The Purchaser shall be solely responsible for the timely payment of any and all fees due in connection with the filing under the H-S-R Act. Each party hereto shall promptly inform the other of any material communication from the Federal Trade Commission, the United States Department of Justice or any other government authority regarding any of the transactions contemplated hereby. If either party or any affiliate thereof receives a request for additional information or documentary material from any such government authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Purchaser will advise the Sellers promptly in respect of any understandings, undertakings or agreements (oral or written) which the Purchaser proposes to make or enter into with the Federal Trade Commission, the United States Department of Justice or any other government authority in connection with the transactions contemplated hereby.

         11.4. EMPLOYMENT OF EMPLOYEES. The Purchaser will employ all of the employees of the Sellers as of the close of business on the Closing Date, with the understanding that such employment shall be at will for all employees other than those who have entered into employment agreements with the Purchaser. With respect to such employees, the Purchaser shall assume responsibility for the paid time off due from any Seller to such employees as of the close of business on the Closing Date, the amount of which shall be deducted from the Purchase Price (the "Paid Time Off Credit").

         11.5. ASSUMED OBLIGATIONS. The Purchaser shall use all reasonable efforts to cause itself or one or more of its Affiliates to be substituted in all respects for any Seller or USD and to have each Seller and USD fully and completely released, as the case may be, effective as of the close of business on the Closing Date, in respect of all obligations of each Seller and USD under each of the Assumed Obligations. As a result of the substitution contemplated by the first sentence of this Section 11.5, each Seller and USD shall from and after the close of business on the Closing Date cease to have any obligation whatsoever arising from or in connection with the Assumed Obligations, except for obligations, if any, for which the Sellers and USD will be fully indemnified by the Purchaser and CMI.

         11.6. USE OF NAME. The Purchaser shall have the right to continue to use the names listed on EXHIBIT B attached hereto with respect to its operations of the Businesses; provided, however, that the Purchaser will not be allowed to associate the use of that name in any manner with the name "US Diagnostic Inc.," "USD" or any service marks or logos of USD.

         11.7. INSURANCE MATTERS. Each Seller, solely with regard to its Business, shall be responsible and liable for the expense of all worker's compensation claims that arise out of any injury or damage sustained prior to the close of business on the Closing Date. The Purchaser shall be responsible and liable for the expense of all bodily injury, property damage and worker's compensation claims that arise out of any injury or damage sustained on or after the close of business on the Closing Date.

         11.8. PUBLICITY. Except as otherwise required by applicable law or the disclosure rules and regulations of the Securities Exchange Commission, the Purchaser shall not issue any press release or make any other public statement (including statements to employees) relating to this Agreement or the transactions contemplated hereby without obtaining the prior written approval of USD to the contents and manner of presentation and publication thereof.

         11.9. REIMBURSEMENT OBLIGATIONS. The parties acknowledge that overpayments or underpayments to any Seller by the Medicaid or Medicare programs or other third party payors for periods ending prior to the close of business on the Closing Date may be discovered after the Closing, whether in connection with an audit of the Businesses or otherwise. Each Seller shall remain liable for all such overpayments received by such Seller. Each Seller shall be entitled to receive any additional payments from Medicaid or Medicare programs or other third party payors which relate to underpayments for periods prior to the close of business on the Closing Date and which, if received by the Purchaser, shall be paid to the respective Seller promptly. Any appeals from any Medicare, Medicaid or other third-party payor adjustments may be pursued by any Seller at such Seller's cost.

         11.10. EXCLUSIVITY. Seller shall, upon execution of this Agreement, cease all further marketing of the Businesses for sale to third parties. Upon Closing, USD shall request all third parties to whom information concerning the Businesses was provided in connection with the Marketing of the Businesses to destroy or return all such information and any copies, summaries, compilations, abstracts, analysis, memoranda or other representations of such information.

         11.11. POST CLOSING FINANCIAL STATEMENTS. Within 60 days after the Closing Date, USD shall provide the Purchaser with an unaudited consolidated statement of operations for the period beginning January 1, 2000 and ending on the close of business on the Closing Date and an unaudited consolidated balance sheet as of the close of business on the Closing Date.

         11.12. FURTHER ASSURANCES. Following the Closing, the Sellers, USD, CMI and the Purchaser shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other party hereto to carry out the transactions contemplated by this Agreement.

                                   SECTION 12.
                                 INDEMNIFICATION

         12.1. SURVIVAL AND LIMITATION ON LIABILITIES.

         (a) All representations and warranties of the parties contained in this Agreement shall survive the Closing for 18 months following the Closing Date. No action or proceeding may be brought with respect to any of the representations or warranties set forth in this Agreement (including any claim for indemnification made pursuant to Sections 12.2 and 12.3 below), unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty shall have been delivered to the party alleged to have breached such representation or warranty prior to the expiration of the survival terms set forth in the preceding sentence. Notwithstanding anything in this Agreement to the contrary, with respect to any claim with respect to a breach of any representation or warranty (including any indemnification claims relating thereto), (other than claims for breaches of the Sellers' representation and warranty that the Assets were transferred free and clear of any Material Liens, other than as set forth on Schedule 5.9(b) or Permitted Liens) (i) neither the Purchaser nor CMI shall be entitled to receive any damages or to indemnification with respect to a single Business until the Purchaser's and CMI's Losses with respect to that Business exceed, in the aggregate $50,000, in which case the Purchaser and CMI shall be entitled to indemnification from such Seller only to the extent such Losses exceed $50,000, or with respect to all of the Businesses collectively, until the Purchaser's and CMI's Losses with respect to all of the Businesses collectively exceed, in the aggregate $400,000, in which case the Purchaser and CMI shall be entitled to indemnification from the Sellers of the Businesses only to the extent such Losses exceed $400,000 (ii) neither the Purchaser nor CMI shall be entitled to receive any damages or to indemnification from any Seller with respect to any breach of any representation or warranty under Section 5 hereof if such Seller can prove by a preponderance of the evidence that any director or officer of the Purchaser or CMI had actual knowledge at any time prior to the business day immediately preceding the Closing Date of the material facts or circumstances relating to events or conditions constituting or resulting in such breach of representation or warranty, (iii) in no event shall the Sellers and USD collectively be required to pay an aggregate amount in excess of $10,000,000 in respect of the Purchaser's and CMI's Losses, (iv) the Sellers, individually and in the aggregate shall not be entitled to receive any damages or to indemnification from CMI or the Purchaser with respect to any breach of any representation or warranty under Section 6 hereof if CMI or the Purchaser can prove by a preponderance of the evidence that any director or officer of any Seller had actual knowledge at any time prior to the business day immediately preceding the Closing Date of the material facts or circumstances relating to events or conditions constituting or resulting in such breach of representation or warranty, and (v) in no event shall CMI and the Purchaser be required to pay an aggregate amount in excess of $10,000,000 in respect of the Sellers' Losses.

                  (b) The covenants and agreements contained in Sections 11.1,
11.2 and 11.3 shall not survive the Closing. The remaining covenants or agreements (including but not limited to the indemnities) contained in this Agreement shall survive the execution and delivery hereof and the completion of the transactions contemplated herein. The limitations set forth in subsection
(a) above shall not apply to any claim for breach of any covenants or agreements contained in this Agreement.

         12.2. INDEMNIFICATION BY EACH SELLER. For 18 months from the date hereof, each Seller agrees, solely with respect to its Business, to indemnify the Purchaser with respect to, and hold the Purchaser harmless from, any loss, liability, damage, cost or expense (including, but not limited to, reasonable legal fees and expenses, but specifically excluding any tax liability, the responsibility for which, if any, is provided in Section 10 hereof) (collectively, the "Losses") which the Purchaser may incur or suffer from a third party claim which result from or arise out of the inaccuracy of any representation or warranty made by such Seller in this Agreement (unless any inaccuracy is corrected by such Seller prior to Closing in a supplement to any schedule hereto).

          12.3. INDEMNIFICATION BY CMI AND THE PURCHASER. For 18 months from the date hereof, CMI and the Purchaser agree to indemnify each Seller and USD with respect to, and hold each Seller and USD harmless from, any Losses (specifically excluding Tax Losses, the responsibility for which, if any, is provided in
Section 10 hereof) which such Seller or USD may incur or suffer from a third party claim which results from or arises out of the inaccuracy of any representation or warranty made by the Purchaser in this Agreement.

         12.4. PROCEDURES FOR INDEMNIFICATION. Promptly after receipt by an indemnified party under Section 12.2 or Section 12.3 of notice of the commencement of any third party action for which indemnification may be available under Section 12.2 or 12.3, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify that indemnifying party shall not relieve it of any liability that it may have to any indemnified party, except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall elect, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses, in each case incurred by such indemnified party in connection with the indemnified party's own defense thereof, other than reasonable costs of investigation and costs and expenses of legal counsel if the indemnified party and the indemnifying party are both parties to the action and the indemnified party has been advised by counsel that there may be one or more defenses available to it and not available to the indemnifying party which defenses result in a conflict of interest. If an indemnifying party assumes the defense of such an action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonable withheld) unless (i) there is no finding or admission or any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

         12.5. LIMITATION OF RECOURSE. The rights of the parties for indemnification relating to breaches of the representations and warranties contained in this Agreement shall be strictly limited to those contained in
Section 12 hereof.

         12.6. PUNITIVE DAMAGES. No party to this Agreement shall seek or be entitled to punitive, exemplary and/or consequential damages with respect to any claim.

                                   SECTION 13.
                                   TERMINATION

         13.1. TERMINATION EVENTS.

                  (a) Any Seller or USD may terminate this Agreement by delivery of notice of termination to the Purchaser if at any time prior to the Closing
Date:

                           (i) The Purchaser fails or refuses to perform in any material respect any obligation or covenant to be performed by it pursuant to this Agreement or pursuant to the agreements relating to the Related Transactions prior to the Closing Date and the breach has not been cured within ten business days following the receipt of notice by the Purchaser of the breach; or

                           (ii) Any of the conditions in this Agreement or in the agreements relating to the Related Transactions has not been satisfied as of the Closing Date or, if satisfaction of such a condition is or becomes impossible (other than through the failure of any Seller or USD to comply with its obligations under this Agreement or under the agreements relating to the Related Transactions), and each Seller and USD have not waived such condition on or before the Closing Date.

                  (b) The Purchaser may terminate this Agreement by delivery of notice of termination to USD if any time prior to the Closing Date:

                           (i) USD or any Seller fails or refuses to perform in any material respect any obligation or covenant to be performed by it pursuant to this Agreement or pursuant to the agreements relating to the Related Transactions prior to the Closing Date which has not been cured within ten business days following receipt of notice of the breach; or

                           (ii) Any of the conditions in this Agreement or in the agreements relating to the Related Transactions has not been satisfied as of the Closing Date or, if satisfaction of such a condition is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement or under the agreements relating to the Related Transactions), and the Purchaser has not waived such condition on or before the Closing Date.

                  (c) The parties may terminate this Agreement at any time prior to the Closing Date by mutual written consent; or

                  (d) Any party may terminate this Agreement by delivery of notice of termination to the other party if the Closing has not occurred on or before the Termination Date or any extension thereof, or such later date as the parties may agree upon in writing.

         13.2. EFFECT OF TERMINATION. Each party's right of termination under
Section 13.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 13.1, all further obligations of the parties under this Agreement shall terminate, except that the rights and obligations in Sections 11.8, 14.4, 14.6, 14.7, 14.12 and 14.13 of this Agreement shall survive; provided, however, notwithstanding anything to the contrary contained in this Agreement, that if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions of the terminating party's obligations under this Agreement are not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired. In the event USD does not obtain the consent for the consummation of the transaction from USD's board of directors, USD shall pay the Purchaser's fees and expenses in connection with the filing under the H-S-R Act.

                                   SECTION 14.
                                  MISCELLANEOUS

         14.1. SEVERABILITY. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including thereon any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

         14.2. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one Agreement.

         14.3. HEADINGS. Section and paragraph headings used in this Agreement have no legal significance and are used solely for convenience of reference.

         14.4. EXPENSES. Each party shall pay for its own legal, accounting and other similar expenses incurred in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

         14.5. TAXES. Any income, sales, transfer, use or excise taxes payable in connection with these transactions shall be paid by the party responsible therefor under applicable local law.

         14.6. LAW GOVERNING. This Agreement shall be deemed to have been entered into under the laws of the State of Florida, and the rights and obligations of the parties hereunder shall be governed and determined according to the laws of said state without giving any effect to conflict of laws.

         14.7. INDEMNIFICATION FOR BROKER FEES. Each Seller agrees, solely with regard to its Business, to indemnify and save harmless the Purchaser, and the Purchaser agrees to indemnify and save harmless each Seller, and their Affiliates, from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses (including, without limitation, reasonable attorneys' fees and disbursements in connection therewith) for any brokers or finders fees arising with respect to brokers or finders engaged by the non-indemnifying party.

         14.8. BINDING ON SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and bind the respective successors and assigns of the parties hereto; provided, that, the Purchaser may not assign its rights or obligations under this Agreement without the prior written consent of USD which may be withheld in its sole discretion. Other than as specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other Person. The agreements attached hereto as exhibits shall be binding and subject to the assignment provisions as set forth in such agreements.

         14.9. ENTIRE AGREEMENT. This Agreement, the Related Agreements and the schedules, exhibits and documents delivered pursuant hereto and thereto constitute the entire contract between the parties hereto and thereto pertaining to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral. No supplement, modification or waiver of this Agreement or the Related Agreements shall be binding unless executed in writing by the party or parties to be bound thereby. No delay in the exercise of any rights by any party hereunder shall operate as a waiver of any rights of such party.

         14.10. ACCESS TO RECORDS. For a period of seven years after the Closing Date, USD and each Seller shall have the right, at their sole expense, and during normal business hours upon prior written notification, to inspect and copy any of the records relating to the operation of the Businesses delivered to the Purchaser in connection with this transaction, for the purposes of (a) preparing and/or defending tax returns for the period prior to the Closing Date,
(b) obtaining information relating to claims arising from the operation of the Businesses prior to the Closing Date or (c) any other commercially reasonable purpose. The Purchaser may destroy or discard such records after such seven year period, but must provide USD with at least 90 days' prior written notice of its intentions and shall give USD and each Seller the right, at their sole expense, to remove from the Purchaser's premises any such financial records. The parties hereto acknowledge and agree that although the records relating to patients treated at the Businesses prior to the Closing Date shall remain the property of the Sellers, each Seller agrees to leave such records at its Business in the Purchaser's custody after the Closing Date and the Purchaser agrees to retain such records in its custody, with the same degree of care as given to the Purchaser's own business records, for each Seller's benefit as long as such records are required to be maintained by law. The Purchaser agrees to, during normal business hours, afford each Seller, its counsel, its accountants, or agents who have reasonable need for such access, full access to the patient records as any Seller may reasonably request at such Seller's expense.

         14.11. NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, mailed by national overnight courier, postage prepaid, or sent via telecopier:

         If to the Purchaser:                   With a copy to:

         Comprehensive Medical Imaging          Wayne K. Baldwin, Esq.
         3396 Willow Lane                       3396 Willow Lane
         Suite 200                              Suite 200
         Westlake Village, California 91361     Westlake Village, CA 91361
         Attn:  David L. Ward                   Telecopier:  (805) 557-1399
         Telecopier:  (805) 557-1399

          If to any Seller or USD:              With a copy to:

          U S Diagnostic Inc.                   Greenberg Traurig, P.A.
          250 South Australian Avenue           1221 Brickell Avenue
          Clearlake Center, 9th Floor           Miami, FL  33131
          West Palm Beach, Florida 33401        Attn:  Phillip J. Kushner, Esq.
          Attn:  Joseph Paul                    Telecopier:  (305) 579-0717
          Telecopier:  (561) 833-8391

or to such other address as any Seller or the Purchaser may designate by notice to the other.

         14.12. CONFIDENTIALITY.

                  (a) Prior to the Closing, the Purchaser shall, and shall cause its Affiliates and its and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning any Seller or its Business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by the Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by the Purchaser or its Affiliates or any of its or their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Purchaser promptly shall notify USD of any disclosure pursuant to clause (iii) of this Section 14.12(a) in order to give USD a reasonable opportunity to respond to any such required disclosure.

                  (b) USD and each Seller shall, and shall cause their Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Purchaser or the Businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by any Seller or USD or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to any Seller, USD or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by any Seller, USD or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by any Seller, USD or their Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that USD shall promptly notify the Purchaser of any disclosure pursuant to clause (iii) of this Section 14.12(b).

                  (c) The Purchaser understands that in connection with the transactions contemplated hereby and after the Closing, the Purchaser may come in contact with means and methods by which a Seller, USD or their Affiliates (collectively, "Seller Entities") conduct and operate their businesses (other than the Businesses), including, but not limited to, contract terms, bidding information, methods of operation, levels of costs, software, systems, utilization and profits, and the procedures, forms and techniques for servicing accounts, any other operating and procedure manuals, product-lines developed by the Seller Entities, together with any other materials prepared or provided by, or on behalf of the Seller Entities that the Seller Entities have the right to transfer to the Purchaser without penalty or cost to the Seller Entities (collectively, the "Trade Secrets"). The Purchaser understands that the Trade Secrets are confidential and proprietary materials of the Seller Entities. The Purchaser agrees to keep the Trade Secrets confidential and not to use the Trade Secrets or reveal the Trade Secrets to any other person or entity, unless required by law. The Purchaser shall also obligate each of its employees and agents to a level of care sufficient to protect the Trade Secrets from unauthorized use or disclosure. Upon the request of the Seller Entities, the Purchaser shall return the Trade Secrets to the Seller Entities. After the Closing Date, the Purchaser may use and shall have the right to use the Trade Secrets in the Purchaser's operation of the Businesses or any of its other operations.

         14.13. ATTORNEYS' FEES. In the event that a suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the non-prevailing party shall pay all reasonable costs, fees (including reasonable attorneys' fees) and expenses of the prevailing party.

         14.14. NON-COMPETITION. Each Seller and USD hereby agree that each shall, for a period from the Closing Date until the second anniversary thereof, (the "Covenant Period") but only so long as the Purchaser remains engaged in the medical imaging business in the Restricted Location (as hereinafter defined), refrain from, other than centers that are currently owned or operated by USD or any Affiliate of USD anywhere within a 30-mile radius of the primary location of any Business (the "Restricted Location"), directly or indirectly, owning, managing, operating, controlling or financing, any mobile or fixed diagnostic imaging business that is competitive with any Business; provided, however, that the foregoing shall not apply to the ownership of not more than five percent of the outstanding capital stock of any company listed by a national securities exchange or an over-the-counter stock listed by the National Association of Securities Dealers; and provided, further, however, that if USD acquires or is acquired by or merges with or into, a multi-facility company engaged in a business which is competitive with any Business, and such company owns, operates, or has placed a deposit on an MRI for, a facility within the Restricted Location, USD will not be deemed in breach of this covenant by virtue of the consummation of any such merger or acquisition.

         14.15. TIME IS OF THE ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the day and year first above written.

                                   PURCHASER:

                                   COMPREHENSIVE DIAGNOSTIC IMAGING,
                                   INC.



                                   By: /s/ David L. Ward
                                       -----------------------------------------
                                       David L. Ward
                                       President and Chief Executive Officer



                                   By: /s/ Rochelle J. Martel
                                       -----------------------------------------
                                       Rochelle J. Martel
                                       Chief Financial Officer



                                   COMPREHENSIVE MEDICAL IMAGING,
                                   INC.



                                   By: /s/ David L. Ward
                                       -----------------------------------------
                                       David L. Ward
                                       President and Chief Executive Officer



                                   By: /s/ Rochelle J. Martel
                                       -----------------------------------------
                                       Rochelle J. Martel
                                       Chief Financial Officer



                                   USD:

                                   U S DIAGNOSTIC INC.



                                   By: /s/ Joseph A. Paul
                                       -----------------------------------------
                                       Joseph A. Paul
                                       President and Chief Executive Officer



                                   By: /s/ Leon Maraist
                                       -----------------------------------------
                                       Leon Maraist
                                       Chief Operating Officer

                                   SELLERS:

                                   AH IMAGING CENTER, INC.



                                   By: /s/ Joseph A. Paul
                                       -----------------------------------------
                                       Joseph A. Paul
                                       President and Chief Executive Officer



                                   By: /s/ Leon Maraist
                                       -----------------------------------------
                                       Leon Maraist
                                       Chief Operating Officer



                                   FREMONT IMAGING CENTER, INC.



                                   By: /s/ Joseph A. Paul
                                       -----------------------------------------
                                       Joseph A. Paul
                                       President and Chief Executive Officer



                                   By: /s/ Leon Maraist
                                       -----------------------------------------
                                       Leon Maraist
                                       Chief Operating Officer



                                   MEDITEK-BROWARD, INC.



                                   By: /s/ Joseph A. Paul
                                       -----------------------------------------
                                       Joseph A. Paul
                                       President and Chief Executive Officer



                                   By: /s/ Leon Maraist
                                       -----------------------------------------
                                       Leon Maraist
                                       Chief Operating Officer

                                   MEDITEK PALM BEACH GARDENS, INC.



                                   By: /s/ Joseph A. Paul
                                       -----------------------------------------
                                       Joseph A. Paul
                                       President and Chief Executive Officer



                                   By: /s/ Leon Maraist
                                       -----------------------------------------
                                       Leon Maraist
                                       Chief Operating Officer



                                   MICA CAL III, INC.



                                   By: /s/ Joseph A. Paul
                                       -----------------------------------------
                                       Joseph A. Paul
                                       President and Chief Executive Officer



                                   By: /s/ Leon Maraist
                                       -----------------------------------------
                                       Leon Maraist
                                       Chief Operating Officer

                                   MICA CAL IV INC.



                                   By: /s/ Joseph A. Paul
                                       -----------------------------------------
                                       Joseph A. Paul
                                       President and Chief Executive Officer



                                   By: /s/ Leon Maraist
                                       -----------------------------------------
                                       Leon Maraist
                                       Chief Operating Officer

                                   MODESTO IMAGING CENTER, INC.



                                   By: /s/ Joseph A. Paul
                                       -----------------------------------------
                                       Joseph A. Paul
                                       President and Chief Executive Officer



                                   By: /s/ Leon Maraist
                                       -----------------------------------------
                                       Leon Maraist
                                       Chief Operating Officer



                                   ORANGE PARK DIAGNOSTIC CENTER INC.



                                   By: /s/ Joseph A. Paul
                                       -----------------------------------------
                                       Joseph A. Paul
                                       President and Chief Executive Officer



                                   By: /s/ Leon Maraist
                                       -----------------------------------------
                                       Leon Maraist
                                       Chief Operating Officer



                                   SALISBURY IMAGING INC.



                                   By: /s/ Joseph A. Paul
                                       -----------------------------------------
                                       Joseph A. Paul
                                       President and Chief Executive Officer



                                   By: /s/ Leon Maraist
                                       -----------------------------------------
                                       Leon Maraist
                                       Chief Operating Officer

                                   SAN FRANCISCO MAGNETIC RESONANCE
                                   CENTER INC.



                                   By: /s/ Joseph A. Paul
                                       -----------------------------------------
                                       Joseph A. Paul
                                       President and Chief Executive Officer



                                   By: /s/ Leon Maraist
                                       -----------------------------------------
                                       Leon Maraist
                                       Chief Operating Officer



                                   WESTLAKE DIAGNOSTIC CENTER, INC.



                                   By: /s/ Joseph A. Paul
                                       -----------------------------------------
                                       Joseph A. Paul
                                       President and Chief Executive Officer



                                   By: /s/ Leon Maraist
                                       -----------------------------------------
                                       Leon Maraist
                                       Chief Operating Officer

                                    EXHIBIT A


                                                                                                      Purchase
Seller                                                Business                                        Price
------                                                --------                                        -----
A H Imaging Center, Inc.                              Anaheim Hills Diagnostic Imaging Center         $   549,853

Fremont Imaging Center, Inc.                          Fremont Imaging Center                          $ 1,168,646

MediTek-Broward, Inc.                                 Fort Lauderdale Regional MRI                    $ 2,580,922

MediTek Palm Beach Gardens, Inc.                      Palm Beach Gardens Imaging Center               $ 4,530,408

Mica Cal III, Inc.                                    Downey MRI Center                               $ 1,462,487

Mica Cal IV, Inc.                                     Medical Imaging of Huntington Beach             $    19,640

Modesto Imaging Center, Inc.                          Modesto Imaging Center                          $ 9,109,758

Orange Park Diagnostic Center Inc.                    Orange Park Imaging Center                      $11,494,589(1)

Salisbury Imaging Inc.                                Arlington Imaging Center
                                                      Mandarin Imaging Center
                                                      Mobile Division Jacksonville
                                                      Riverside Imaging Center
                                                      Salisbury Imaging Center

San Francisco Magnetic Resonance Center, Inc.         San Francisco Magnetic Resonance Center         $ 3,241,942

Westlake Diagnostic Center, Inc.                      Westlake Diagnostic Center                      $ 7,019,888
                                                                                                      ----------
Total                                                                                                 $41,178,133


-----------

(1) Total represents the combined Purchase Price for Orange Park Imaging Center, Arlington Imaging Center, Mandarin Imaging Center, Mobile Division Jacksonville, Riverside Imaging Center and Salisbury Imaging Center.

                                    EXHIBIT B

                                FICTITIOUS NAMES

Anaheim Hills Diagnostic Imaging Center

Fremont Imaging Center

Fort Lauderdale Regional MRI

Palm Beach Gardens Imaging Center

Downey MRI Center

Medical Imaging of Huntington Beach

Modesto Imaging Center

Orange Park Imaging Center

Arlington Imaging Center
Mandarin Imaging Center
Mobile Division Jacksonville
Riverside Imaging Center
Salisbury Imaging Center

San Francisco Magnetic Resonance Center

Westlake Diagnostic Center